Exhibit 3.1.1

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
              OF SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK
                                       OF
                               INFONOW CORPORATION

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


     I, Kevin D. Andrew, Vice President, Chief Financial Officer, Secretary and Treasurer of InfoNow Corporation, a corporation organized and existing under the laws of the State of Delaware, DO HEREBY CERTIFY:

     1. That no shares of the Series B Convertible Participating Preferred Stock (herein, "Series B Preferred Stock") of this corporation have been issued.

     2. That, pursuant to the authority conferred on the Board of Directors by the Certificate of Incorporation of this corporation, as amended, the Board of Directors on December ___, 1999 adopted the following resolutions which set forth the terms of a series of preferred stock designated as Series B Preferred
Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this corporation by Article IV of the Certificate of Incorporation, a series of preferred stock is hereby designated as "Series B Convertible Participating Preferred Stock" of this corporation and that the designation and amount thereof and the relative powers, rights, preferences and limitations of the shares of such series are as follows:

          B. Rights Preferences and Restrictions of the Preferred Stock. The Series B Preferred Stock shall consist of 800,000 shares. The Series B Preferred Stock shall have the voting power, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as follows:

     1. Dividend Provisions.

     The holders of the Series B Preferred Stock shall be entitled to receive dividends, out of funds legally available therefor, when and if declared by the Board of Directors of this corporation.

     In the event that a dividend is declared on the Common Stock, out of funds legally available therefor, the holders of the Series B Preferred Stock shall be entitled to receive dividends on such shares of Series B Preferred Stock equal to that amount in dividends that would be paid to such holders if all shares of Series B Preferred Stock were converted into shares of Common Stock at the applicable Conversion Price (as defined in Section 3 below) on the record date set for such dividend.

         Dividends, if declared on any series of Preferred Stock, must be declared and paid with respect to all series of Preferred Stock, contemporaneously, in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of each series of Preferred Stock were converted into shares of Common Stock at the applicable Conversion Price (as defined in Section 3 below) on the record date set for such dividend.

     2. Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive the greater of:

          (i) an aggregate amount equal to what such holders would have received had they exercised the Conversion Rights before the liquidation, dissolution or winding up of this corporation, or:

          (ii) an aggregate amount equal to the following:


          (A) Prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock or other junior equity security by reason of their ownership thereof, an amount equal to the sum of (x) $20.00 per share (as adjusted for stock splits, dividends, recapitalizations and the like) and (y) an amount equal to all accrued but unpaid dividends on such share (the "Original Series B Issue Price"), plus (B) after the distributions described in subparagraph (A) above have been paid, the remaining assets of this corporation available for distribution to stockholders shall be distributed, subject to the rights of series of Preferred Stock which may from time to time come into existence, among the holders of Series B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock) until, with respect to the holders of the Series B Convertible Preferred Stock, such holders shall have received an aggregate amount equal to two (2) times the Original Series B Issue Price (including amounts paid pursuant to subparagraph (A) of this subsection (ii). Thereafter, any assets available for distribution shall be distributed to the holders of the Common Stock of this corporation pro rata in proportion to the number of shares of Common Stock held by each.

          (b) If upon the occurrence of any liquidation, dissolution or winding up, the assets and funds thus distributed among the holders of such Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of shares held by each such holder.

          (c) (i) A consolidation or merger of this corporation with or into any other corporation or corporations pursuant to which the stockholders of this corporation prior to the merger or similar transaction shall own less than fifty percent (50%) of the voting securities of the surviving corporation, (ii) a sale, conveyance or disposition of all or substantially all of the assets of this corporation, or (iii) the effectuation by this

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     corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of (other than the sale of Preferred Stock approved as required by Section 5 hereof), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2 and shall entitle the holders of Preferred Stock and Common Stock to receive at the closing in cash, securities or other property (valued as provided in subsection 2(d) below) amounts as specified in subsection 2(a) above.

          (d) Whenever the distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be determined as follows:

          (i) Any securities to be delivered to the holders of Preferred Stock and Common Stock pursuant to this Section 2 shall be valued as follows:

          (A) Securities not subject to investment letter or other similar restrictions on free marketability:

               (1) If traded on a securities exchange or through The Nasdaq Stock Market ("Nasdaq"), the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three days prior to the closing;

               (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (as applicable) over the 30-day period ending three days prior to the closing; and

               (3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of this corporation.

          (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of this corporation.

          (ii) The fair market value of any other property distributable to stockholders pursuant to this Section 2 shall be as determined in good faith by the Board of Directors of this corporation.

          (e) In the event the requirements of subsections 2(b) and 2(c) are not complied with, this corporation shall forthwith either:

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          (i) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with, or

          (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(f) hereof.

          (f) This corporation shall give each holder of record of Preferred Stock written notice of any impending event designated in subsection 2(b) above not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the notice provided for herein; provided, however, that such period may be shortened upon the written consent of the holders of Preferred Stock which is entitled to such notice rights or similar notice rights and which represents at least 70% of the voting power of all then outstanding shares of such Preferred Stock.

          (g) The provisions of subsection 2(f) are in addition to the protective provisions of Section 5 hereof.

3. Conversion. The holders of Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Issue Price by the Conversion Price at the time in effect for the Series B Preferred Stock. The initial Conversion Price per share for shares of Series B Preferred Stock shall be $5.26; provided, however, that the Conversion Price for shares of Series B Preferred Stock shall be subject to adjustment as set forth in subsection (d) below.

          (b) Automatic Conversion. Upon the date on which the last sale price of the Common Stock on Nasdaq or, if not quoted on Nasdaq, on the New York Stock Exchange or any other national securities exchange, has been at least three (3) times the Conversion Price for 30 consecutive trading days, each outstanding share of Series B Preferred Stock shall automatically, with no further action required to be taken by this corporation or the holder thereof, be converted into such number of fully paid and nonassessable shares of Common Stock as is obtained by dividing, for each such share being converted, the Original Series B Issue Price (plus any accrued but unpaid dividends thereon) by the Conversion Price then in effect; provided, however, that no such automatic conversion shall take place prior to the first anniversary of the date of issuance of such share. Immediately thereafter, each holder of Series B Preferred Stock shall be deemed to be

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     the holder of record of the Common Stock issuable upon conversion of such holder's Series B Preferred Stock notwithstanding that the share register of this corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such person. Upon notice from this corporation, each holder of Series B Preferred Stock so converted shall promptly surrender to this corporation, at any place where this corporation shall maintain a transfer agent for its Series B Preferred Stock and Common Stock, certificates representing the shares so converted, duly endorsed in blank or accompanied by proper instruments of transfer. On the date of such automatic conversion, all rights with respect to the shares of Series B Preferred Stock so converted, including the rights, if any, to receive notices and to vote, will terminate, except only the rights of holders thereof to (x) receive certificates for the number of shares of Common Stock into which such shares of Series B Preferred Stock have been converted, and (y) exercise the rights to which they are entitled as holders of Common Stock.

          (c) Mechanics of Conversion. To effect conversion of shares of Series B Preferred Stock pursuant to Section 3(a), a holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

          (d) Conversion Price Adjustments of the Series B Preferred Stock. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

          (i) (A) If this corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than $5.26, the new Conversion Price of the Series B Preferred Stock shall be determined by multiplying the Conversion Price for the Series B Preferred Stock in effect immediately prior to the issuance of Additional Stock by a fraction:

               (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (for purposes of this calculation only, including the number of shares of Common Stock then issuable upon the conversion of all outstanding

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          shares of Preferred Stock at the Conversion Price for such shares in effect immediately prior to such issuance of Additional Stock) plus the number of shares of Common Stock equivalents which the aggregate consideration received by this corporation for the shares of such Additional Stock so issued would purchase at the Conversion Price for the shares of the Series B Preferred Stock with respect to which the adjustment is being made; and

               (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (for purposes of this calculation only, including the number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Preferred Stock at the Conversion Prices for such shares in effect immediately prior to such issuance of Additional Stock) plus the number of such shares of Additional Stock so issued.

          Any series of issuances of Additional Stock consisting of Common Stock or the same series of Preferred Stock, issued at the same price and occurring within a three-month period, shall be treated as one issuance of Additional Stock for the purposes of this calculation.

          (B) No adjustment of the Conversion Price for the Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price for the Series B Preferred Stock pursuant to this subsection 3(d)(i) shall have the effect of increasing the Conversion Price for the Series B Preferred Stock above the Conversion Price for such series in effect immediately prior to such adjustment.

          (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

          (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

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          (E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

               (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

               (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and
          (d)(i)(D)).

               (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price of the series of Series B Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities; provided, however, that this section shall not have any effect on any conversion of the Series B Preferred Stock prior to such change or increase.

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               (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the series of Series B Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; provided, however, that this section shall not have any effect on any conversion of the Series B Preferred Stock prior to such expiration or termination.

          (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E)) by this corporation after the date of the issuance of the Series B Preferred Stock, other than Common Stock

               (A) issued pursuant to a transaction described in subsection 3(d)(iii) hereof;

               (B) issued pursuant to an employee benefit, stock option or stock incentive plan approved by this corporation's Board of Directors;

               (C) issued to non-employees in consideration for services, in an aggregate amount not to exceed 75,000 shares (as adjusted for any stock dividends, combinations, splits, recapitalization and the like) of Common Stock per year;

               (D) issued or issuable upon conversion of the Series B Preferred Stock; or

               (E) approved by the holders of at least 70% of the shares of the then outstanding Series B Preferred Stock.

          (iii) In the event this corporation should at any time or from time to time after the date of issuance of the Series B Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights

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     convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then as of such record date (or the date of such dividend distribution split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 3(d)(i)(E).

          (iv) If the number of shares of Common Stock outstanding at any time after the effective date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

          (v) Notwithstanding anything herein to the contrary, the operation of, and any adjustment of the Conversion Prices pursuant to, the provisions of subsection 3(d)(i) may be waived with respect to any specific share or shares of Series B Preferred Stock, either prospectively or retroactively and either generally or in a particular instance by a writing executed by the registered holder of such share or shares. Any waiver pursuant to this subsection 3(d)(v) shall bind all future holders of the shares of Series B Preferred Stock for which rights have been waived. In the event that a waiver of adjustment of Conversion Price under this subsection 3(d)(v) results in different Conversion Prices for shares of Series B Preferred Stock, the Secretary of this corporation shall maintain a written ledger identifying the Conversion Price for each share of Series B Preferred Stock. Such information shall be made available to any person upon request.


          (e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

          (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or in Section 2) provision shall be made so that the

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     holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 3
     (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (g) No Impairment. This corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred Stock against impairment.

          (h) Fractional Shares and Certificate as to Adjustments.

          (i) In connection with the conversion of any shares of Series B Preferred Stock into Common Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof this corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the fair market value of the Common Stock (as determined in good faith by this corporation's Board of Directors) on the trading day on which such shares of Series B Preferred Stock are deemed to have been converted. If more than one share of Series B Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series B Preferred Stock so surrendered. Promptly upon conversion, this corporation shall pay to the holder of shares of Series B Preferred Stock so converted out of funds legally available, an amount equal to any accrued and unpaid dividends on the shares of Series B Preferred Stock surrendered for conversion to the date of such conversion, together with cash in lieu of any fractional interest of such holder.

          (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series B Preferred Stock, pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of the Series B Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series B Preferred Stock.

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          (i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series B Preferred Stock at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of the Series B Preferred Stock, this corporation will immediately take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (k) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, first class postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of this corporation.

     5. Protective Provisions. In addition to any approvals required by law, so long as 200,000 shares of Series B Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 70% of the then outstanding shares of Series B Preferred Stock:

     (i) consummate a merger, consolidation or sale of all or substantially all of the assets of this corporation in which the per share consideration received by the holders of Series B Preferred Stock is less than three
          (3) times the Conversion Price in effect immediately prior to the vote of the stockholders of this corporation to approve such transaction or, if there shall be no such vote, the date of such transaction;

     (ii) repurchase or redeem equity securities or debt (other than redemptions pursuant to Section 6 of this Certificate and except to the extent that such debt is due in accordance with its terms);

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     (iii) authorize or issue any equity securities senior to or pari passu with the Series B Preferred Stock;

     (iv) authorize or issue any additional shares of Series B Preferred Stock;

     (v) increase or decrease the authorized size of this corporation's Board of Directors;

     (vi) incur, refinance, guarantee or assume any indebtedness other than in the ordinary course of business, provided that all indebtedness of this corporation (including drawdowns under existing credit facilities) does not exceed an amount equal to 10% of the market capitalization of this corporation in the aggregate at the time of incurrence;

     (vii) create, incur or assume any lien or encumbrance of any kind upon the assets of this corporation, whether now owned or hereafter acquired, other than existing liens or encumbrances in excess of an amount equal to 10% of the market capitalization of this corporation at the time of the creation, incurrence or assumption;

     (viii) engage in transactions with Affiliates (as that term is defined in the Stock Purchase Agreement) other than those approved by the Compensation Committee of this corporation;

     (ix) establish any non-wholly-owned subsidiary or sell or transfer any subsidiary's stock.

     For purposes of this subsections (vi) and (vii) of this Section 5, the term "market capitalization" shall mean the closing price of the Common Stock of this corporation on the principal market or exchange on which the Common Stock is then traded (or, if there shall be no such market or exchange, the fair market value of the Common Stock as determined in good faith by this corporation's Board of Directors) on the trading day immediately prior to the time of creation, incurrence or assumption, multiplied by the number of shares of Common Stock outstanding as of the close of business on such date (whith the shares of Common Stock issuable upon conversion of the Series B Preferred Stock as of such date deemed to be outstanding).

     6. Redemption. Upon a Change in Control of this corporation that will result in the holders of Series B Preferred Stock receiving cash or marketable securities with an aggregate value of less than three (3) times the Conversion Price, within thirty (30) days of the receipt by this corporation of a written request from any holder of Series B Preferred Stock that all or some of such holder's shares of Series B Preferred Stock be redeemed, and concurrently with surrender by such holder of the certificate representing such shares, this corporation shall, to the extent it may lawfully do so, redeem the shares specified in such request by paying cash in an amount per share equal to (a) the Original Series B Issue Price and (b) all accrued but unpaid dividends thereon. "Change in Control", solely for purposes of this Section 6, shall mean (i) the

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


acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of this corporation), (ii) a sale of all or substantially all of the assets of this corporation or (iii) the effectuation by this corporation of a transaction or series of related transactions in which more than 50% of the voting power of this corporation is disposed of (other than the sale of Preferred Stock approved as required by Section 5 hereof), unless, in the case of either (i) or (ii), this corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for this corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such acquisition or sale as before such acquisition or sale.


     7. Voting Rights. Except as otherwise expressly provided herein or as required by law, the holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock could be converted on the record date for the vote or written consent of stockholders. In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

     8. Board of Directors. For so long as the Purchasers (the "Purchasers") referred to in the Stock Purchase Agreement, dated as of December 30, 1999, among the Company and the purchasers listed therein (the "Stock Purchase Agreement") maintain beneficial ownership of at least 25% of the shares of Series B Preferred Stock, the holders of Series B Preferred Stock shall have the right to elect two of the directors.

     9. Status of Converted Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by this corporation, and the Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

     10. Amendment. This Certificate of Amendment may only be amended (i) prior to the second anniversary of the Second Closing, as defined in the Stock Purchase Agreement, by agreement of each of the Purchasers which retains beneficial ownership of at least 80% of the shares of Series B Preferred Stock purchased under the Stock Purchase Agreement or the Common Stock into which such shares are converted; (ii) between the second and fifth anniversaries of the Second Closing, by agreement of each of the Purchasers which retains beneficial ownership of at least 50% of the shares of Series B Preferred Stock purchased under the Stock Purchase Agreement or the Common Stock into which such shares are converted; and (iii) thereafter by holders of at least 66 2/3% of the Series B Preferred Stock. And be it further

     RESOLVED, that any Officer of this corporation be, and each of them hereby is, authorized to execute a Certificate of Designation with respect to the Series B Preferred Stock pursuant to section 151 of the General Corporation Law of the State of Delaware and to take all appropriate action to cause such Certificate to become effective, including, but not limited to, the filing of such Certificate with the Secretary of State of the State of Delaware.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 30th day of December, 1999.




                                 By
                                    --------------------------------------------
                                                   Kevin D. Andrew
                                     Vice President and Chief Financial Officer,
                                                Secretary and Treasurer